Exhibit 3.54

ARTICLES OF INCORPORATION

OF

CARTERSVILLE CENTER, INC.

I

The name of the corporation is:

CARTERSVILLE CENTER, INC.

II

The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

III

The corporation shall have perpetual duration.

IV

The corporation is a corporation organized for profit and is organized for the following purposes: to engage in any business in which a corporation or corporations may be organized under the Georgia Business Corporation Code.

V

The corporation shall have authority, acting by its board of directors, to issue not more than 1,500 Shares At No Par Value

VI

The address of the initial registered office of the corporation is 100 Peachtree St. Atlanta, GA 30303, County of Fulton. The name of the registered agent at such address is Corporation Service Company.

VII

The shareholders of the corporation shall have preemptive rights to acquire any unissued shares of the corporation.

VIII

The mailing address of the initial principal office of the corporation is 100 Peachtree St. Atlanta, Ga 30303

IX

The name and address of the incorporator is:

NAME	ADDRESS

Heather Klinzing	Corporation Service Company 100 Peachtree Street Atlanta, GA 30303

IN WITNESS WHEREOF, the undersigned incorporator has executed the Articles of Incorporation.

Dated: October 30, 1998

Incorporator

hkk